Exhibit 8.1

Subsidiaries of the Registrant

(As of December 31, 2002)

Name	Jurisdiction of Incorporation
KT Powertel Co. Ltd. (“LTP”)	Korea
KT Solution Corporation	Korea
KT Linkus Co., Ltd.	Korea
KT Hitel Co., Ltd. (KTH)	Korea
Korea Telecom America, Inc.	U.S.A.
Korea Telecom Philippines, Inc.	Philippines
KT Submarine Co., Ltd. (KTSC)	Korea
KT Freetel Co., Ltd. (KTF)	Korea
New Telephone Company	Russia
Korea Telecom Japan Co., Ltd.	Japan
KT ICOM Co., Ltd. (KT ICOM)	Korea
KTF Technologies Inc. (KTFT) .	Korea
KT Commerce Inc. (KTC)	Korea